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                            [BIOGEN, INC. LETTERHEAD]

                                                                   EXHIBIT 10.54

                                                       PERSONAL AND CONFIDENTIAL

                                               November 14, 1996



Mr. M. W. Leuchtenberger
Vice President, Marketing and Sales
Biogen Inc.
14 Cambridge Center
Cambridge, MA 02142

Dear Mark:

To confirm our recent discussions, your employment letter is hereby amended to include the following additional provisions, in recognition of your position as Vice President, Marketing and Sales and an executive officer of Biogen.

1. BASE SALARY: Your base salary will be $200,000 (through 1997), and will be reviewed at year-end 1997.

2. PERFORMANCE BONUS: Your performance bonus target is 30% (effective January 1, 1997).

3. SUPPLEMENTAL SAVINGS PLAN: You are eligible to participate in the Voluntary Executive Supplemental Savings Plan.

4. LIFE INSURANCE: You will be provided Biogen's Executive Term Life Insurance coverage for a total of $1,000,000. This coverage is based on your successfully meeting the medical standards as stated in the Executive Term insurance policy.

5. TAX REVIEW/PREPARATION: You are entitled to the preparation and/or review, including review of estimated taxes of your annual Federal and State tax returns, which is currently administered through Price Waterhouse. The cost of this service is covered by Biogen.

6. INVOLUNTARY TERMINATION: If you are involuntarily terminated from employment with Biogen (other than for cause), Biogen will protect you by paying you a


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November 14, 1996
Mr. M. W. Leuchtenberger
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     supplementary amount (the "Supplementary Amount") equal to your then present BASE salary for a period ending on the earlier of (i) the date twelve months from your termination and (ii) the date you start another job. During such period, Biogen will also pay to continue your health benefits (i.e., health and dental plan coverage), provided such benefits are accorded employees generally and Biogen can obtain the relevant coverage. In the event you have not obtained alternative medical and dental insurance coverage at the earlier of twelve months from your termination or the commencement of your new job, you shall have the right to continue your medical and dental coverages at your sole expense to the extent required by the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). The COBRA period shall be deemed to have commenced on the date of your involuntary termination from employment with Biogen.

     The Supplementary Amount will be paid on the same schedule as your salary would have been paid. You will not be an employee of Biogen during the time of such payments and will not accrue any benefits or other rights (such as, but not limited to, pension plan vesting or accrual, stock option vesting, vacation pay, etc.) during such period except health benefits as described above. You agree to notify us when you accept a new job.

                                                Sincerely,

                                                /s/ Frank A. Burke, Jr.

                                                Frank A. Burke, Jr.
                                                Vice President, Human Resources

/bk

cc:    Personnel File